SCHEDULE 14C INFORMATION

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Financial Investors Trust

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IMPORTANT NEWS ABOUT THE REDMONT RESOLUTE FUNDS

June 28, 2013

Dear Shareholders:

The Board of Trustees of Financial Investors Trust has taken the following actions with respect to sub-advisors of Redmont Resolute Fund I and Redmont Resolute Fund II (each a “Fund,” and together, the “Funds”):

Turner Investments, L.P. (“Turner”) and Robeco Investment Management, Inc. (“RIM”) have each been appointed as a new sub-advisor of each of the Funds by the Board of Trustees. Highland Associates, Inc. continues to serve as investment advisor to the Funds.

The next few pages of this package feature more information about Turner and RIM. Please take a few moments to read them. Call us at (855) 268-2242 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Funds.

Sincerely,

/s/ Edmund J. Burke

President

Financial Investors Trust

FINANCIAL INVESTORS TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF REDMONT RESOLUTE FUND I and REDMONT RESOLUTE FUND II

This document is an Information Statement and is being furnished to shareholders of Redmont Resolute Fund I and Redmont Resolute Fund II (each a “Fund,” and together, the “Funds”), each a series of Financial Investors Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued to the Trust and Highland Associates, Inc. by the Securities and Exchange Commission (the “SEC”). Highland Associates, Inc. (“Highland”) serves as the investment advisor for each Fund. The exemptive order permits Highland, subject to the supervision and approval of the Board of Trustees of the Trust (the “Board”), to employ unaffiliated sub-advisors, terminate sub-advisors, and modify sub-advisory agreements with unaffiliated sub-advisors without prior approval of the Funds’ shareholders.

As a condition of the SEC exemptive order, Highland and the Trust are required to furnish shareholders of the Funds with information about new sub-advisers and/or changes to the existing sub-advisory agreements.

This Information Statement is being mailed on or about June 28, 2013, to the shareholders of each of the Funds as of June 18, 2013. Please note that only one Information Statement may be delivered to two or more shareholders of a Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Funds at the address or phone number listed below for the Funds. The Funds will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Funds is set forth in Appendix A.

The principal executive office of the Funds is located at 1290 Broadway, Suite 1100, Denver, CO 80203. Copies of the Funds’ most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Funds at Redmont Funds, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, by calling your financial consultant or at the Funds’ website www.redmontfunds.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY

THE INFORMATION STATEMENT AND COPIES OF THE FUNDS’ MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.REDMONTFUNDS.COM

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

INVESTMENT ADVISER

Highland, an independent, privately-owned investment adviser, subject to the authority of the Board, is responsible for the overall management and administration of each Fund’s business affairs. Highland commenced business operations in 1987 and is registered with the SEC as an investment adviser. Its principal address is 2545 Highland Avenue South, Suite 200, Birmingham, AL 35205.

Highland was founded specifically to help develop, implement and maintain investment management programs for not-for profit institutions. As of March 31, 2013, Highland provided investment advice with respect to approximately $16 billion for not-for-profit health care organizations, foundations and endowments across the country.

Pursuant to the Investment Advisory Agreement, as amended (the “Advisory Agreement”), each Fund pays the Adviser an annual management fee of 1.50% based on the Fund’s average daily net assets. The management fee is paid on a monthly basis. The initial term of the Advisory Agreement is two years. The Board may extend the Advisory Agreement for additional one-year terms. The Board, the shareholders of the Fund by the vote of a majority of the voting securities of the Fund, or the Adviser may terminate the Advisory Agreement with respect to a Fund upon sixty (60) calendar days’ notice. A discussion regarding the basis for the Board’s approval of the amendments to the Funds’ Advisory Agreement is available in each Fund’s annual report for the period ended April 30, 2013.

The Advisory Agreement requires that Highland provide general management services to the Funds and assume overall supervisory responsibility for the general management and investment of each Fund’s assets, subject to the review and approval of the Board. Highland is responsible for setting each Fund’s investment program and strategies, revising the programs, as necessary, and monitoring and reporting periodically to the Board concerning the implementation of the programs.

The Advisory Agreement for the Funds provides for Highland and a Fund to appoint one or more sub-advisers to have full discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that sub-adviser.

The Adviser has contractually agreed, with respect to Redmont Resolute Fund I, to waive the portion of its 1.50% management fee in excess of the sum of 0.50% plus any sub-advisory fees paid by the Adviser to sub-advisors, and/or reimburse the Fund (or class, as applicable) by the amount of such excess. In addition, after giving effect to the foregoing fee waiver and/or expense reimbursement for the Fund’s Class A and Class I shares, to the extent the Redmont Resolute Fund I’s total annual expenses (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, sub-advisory fees, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed 1.90% of the Fund’s average daily net assets, the Adviser has contractually agreed to reduce the fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class, as applicable) by the amount of such excess.

With respect to Redmont Resolute Fund II, the Adviser has agreed contractually, with respect to the Fund’s Class I shares, to waive the portion of its 1.50% management fee in excess of any sub-advisory fees paid by the Adviser to sub-advisors.

The principal executive officers of Highland are Charles D. Perry, Jr., President/Principal and William Terry, Secretary/Principal/Chief Compliance Officer. The business address of each of the principal executive officers is c/o 2545 Highland Avenue South, Suite 200, Birmingham, Alabama 35205.

Appointment of Turner Investments, L.P. and Robeco Investment Management, Inc. as Sub-Advisors to Redmont Resolute Fund I and Redmont Resolute Fund II

On March 12, 2013, the Board of Trustees of Financial Investors Trust (the “Trust”), including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of each of Turner Investments, L.P. (“Turner”) and Robeco Investment Management, Inc. (“RIM”) as a new sub-advisor to the Redmont Resolute Fund I and Redmont Resolute Fund II, each a series of the Trust (each a “Fund,” and together, the “Funds”). The Board approved Turner and RIM upon the recommendation of Highland Associates, Inc. (“Highland”), the Funds’ investment advisor, and after consideration of information provided by Highland, as well as Turner and RIM.

Each Fund pursues its objective primarily by allocating its assets among (i) Sub-Advisers who manage alternative or hedging investment strategies and (ii) other open-end investment companies registered under the 1940 Act that use alternative or hedging strategies. Each Fund may also invest in closed-end funds, exchange-traded funds and exchange-traded notes, which provide exposure to hedging or alternative strategies. Collectively, the open-end funds, closed-end funds and exchange traded funds in which the Fund may invest are referred to as “Underlying Funds.”

By allocating its assets among a number of investment options, each Fund seeks to achieve diversification, less risk and lower volatility than if the Fund utilized a single Sub-Adviser or a single strategy approach. Each Fund is not required to invest with any minimum number of Sub-Advisers or Underlying Funds, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser, investment strategy or market sector. Highland may change the allocation of a Fund’s assets among the available investment options, and may add or remove Sub-Advisers, at any time. For a variety of reasons, including capacity and regulatory limitations, not all the Sub-Advisers may be available to a Fund if it chooses to use them in the future. Highland determines the allocation of each Fund’s assets among the various Sub-Advisers and Underlying Funds. As was previously communicated to shareholders in a supplement to each Fund’s Prospectus, dated April 1, 2013, Turner and RIM both entered into a sub-advisory agreement with the Trust and Highland on April 1, 2013.

No Trustees or officers of the Trust are officers, employees, directors, managers or members of Turner or RIM. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Turner or RIM, any of Turner’s or RIM’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Turner or RIM, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding Turner and RIM

At its March 12, 2013 meeting, in connection with its review of the proposed sub-advisory agreements with Turner and RIM, the Board considered a variety of matters with respect to Turner and RIM, including the following factors:

Investment Advisory Fee Rate: The Trustees reviewed and considered the contractual annual advisory fee rate paid (a) by the Trust, on behalf of each Fund, to Highland Associates of 1.50% of each Fund’s daily average net assets, and (b) the contractual annual sub-advisory fee to be paid by Highland Associates to Turner of 1.20% of each Fund’s daily average net assets allocated to Turner and (c) the contractual annual sub-advisory fee to be paid by Highland Associates to RIM of 1.25% of the first $50 million of each Fund’s daily average net assets allocated to RIM, and 1.00% of each Fund’s daily average net assets allocated to RIM above $50 million, in light of the extent and quality of the advisory services to be provided by each to the Funds.

The Trustees considered the information they received comparing each Fund’s contractual annual advisory fee and overall expenses with those of funds in both the relevant expense group and universe of funds provided by an independent provider of investment company data.

Based on such information, the Trustees further determined that the contractual annual advisory fee of 1.50% and the estimated total expense ratio of 3.17% and 3.57% for the Class I and Class A Shares of the Redmont Resolute Fund I, respectively, taking into account the contractual fee waiver in place, and the estimate total expense ratio of 2.40% for the Class I Shares of the Redmont Resolute Fund II, taking into account the contractual fee waiver in place, are comparable to others within each Fund’s anticipated peer universe.

Nature, Extent and Quality of the Services under the Sub-Advisory Agreements: The Trustees received and considered information regarding the nature, extent and quality of services to be provided to the Funds under the Sub-Advisory Agreements with Turner and RIM. The Trustees reviewed certain background materials supplied by Turner and RIM in their presentations, including their Forms ADV.

The Trustees reviewed and considered Turner’s and RIM’s investment advisory personnel, their history as asset managers and their performance and the amount of assets currently under management by each. The Trustees also reviewed the research and decision-making processes utilized by Turner and RIM, including the methods adopted to seek to achieve compliance with the investment objectives, policies and restrictions of each Fund.

The Trustees considered the background and experience of Turner’s and RIM’s management in connection with the Funds, including reviewing the qualifications, backgrounds and responsibilities of the management team primarily responsible for the day-to-day portfolio management of the Funds’ assets allocated to each and the extent of the resources devoted to research and analysis of actual and potential investments.

The Trustees also reviewed, among other things, Turner’s and RIM’s insider trading policies and procedures and their Code of Ethics.

Performance: The Trustees noted that since Turner and RIM had not yet begun to manage their respective portion of each Fund, there is no fund performance to be reviewed or analyzed at this time.

The Trustees also considered the limitations on the comparability of performance information for certain related funds and accounts managed by each sub-adviser. The Trustees considered Turner’s and RIM’s reputations generally and their investment techniques, risk management controls and decision-making processes.

The Adviser’s Profitability: The Trustees received and considered a projected profitability analysis prepared by Turner and RIM based on the fees payable under each Sub-Advisory Agreement. The Trustees considered the profits, if any, anticipated to be realized by Turner and RIM in connection with the operation of the Funds. The Board then reviewed and discussed Turner’s and RIM’s financial statements in order to analyze the financial condition and stability and profitability of each adviser.

Economies of Scale: The Trustees considered whether economies of scale in the provision of services to the Funds will be passed along to the shareholders under the proposed agreements.

Other Benefits to the Sub-Advisers: The Trustees reviewed and considered any other incidental benefits derived or to be derived by Turner and RIM from their relationship with the Funds, including soft dollar arrangements.

The Board summarized its deliberations with respect to the Sub-Advisory Agreements with Turner and RIM. In selecting Turner and RIM and the fees charged under the Sub-Advisory Agreements, the Trustees concluded that no single factor reviewed by the Trustees was identified by the Trustees to be determinative as the principal factor in whether to approve the Sub-Advisory Agreements. Further, the Independent Trustees were advised by separate independent legal counsel throughout the process. The Trustees, including all of the Independent Trustees, concluded that:

•	the investment advisory fees received by Highland Associates with respect to each Fund were unchanged as a result of entering into these sub-advisory agreements;

•	the nature, extent and quality of services to be rendered by Turner and RIM under the respective Sub-Advisory Agreements were adequate;

•	there was no performance history for each of Turner and RIM with respect to the Funds for the Board to consider;

•	the terms of the fee waiver and expense limitation agreement between the Trust, on behalf of the Funds, and Highland Associates, were not unreasonable;

•	the profit, if any, anticipated to be realized by Turner or RIM in connection with the operation of the Funds is not unreasonable to the Fund; and

•	there were no material economies of scale or other incidental benefits accruing to Turner or RIM in connection with their relationship with the Funds.

Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, concluded that Turner’s and RIM’s compensation for sub-investment advisory services is consistent with the best interests of each Fund and its shareholders.

Additional Information about Turner

Turner is located at 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312, and was established in 1990. Christopher E. Baggini, CFA, Senior Portfolio Manager/Global Equity Analyst of Turner, is responsible for the day-to-day management of the portion of each Fund’s portfolio that is managed by Turner. Mr. Baggini joined Turner in 2010. Prior to joining Turner, Mr. Baggini was employed with Aberdeen Asset Management from 2007 to 2010, and Nationwide Financial Services from 2000 to 2007. As of December 31, 2012, Turner had approximately $10.7 billion in assets under management.

Turner also provides investment advisory services to the Turner Titan Fund, a registered investment company with the same investment strategies as Turner’s portion of the Funds, and receives compensation from the Titan Fund at an annual rate of 1.50% of that Fund’s average daily net assets. As of March 31, 2013, the Turner Titan Fund had approximately $45.5 million in net assets. For the period October 1, 2012 through March 28, 2013, Turner waived approximately $90,000 in advisory fees with respect to the Turner Titan Fund.

The principal executive officers of Turner are: Thomas Trala, Jr., CPA, chief operating officer, Matthew Glaser, chief of investment strategies, and James Wylie, chief marketing officer. The principal business address for each of the principal executive officers is 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312.

Additional Information about RIM

RIM, 909 Third Avenue, 32nd Floor, New York, New York 10022, is a subsidiary of Robeco Groep N.V., a Dutch public limited liability company (“Robeco Groep”). Founded in 1929, Robeco Groep is one of the world’s oldest asset management organizations. RIM provides investment management and investment advisory services to other institutional and proprietary accounts. Jay Feeney, Co-Chief Executive Officer and Chief Investment Officer-Equities of RIM, and Eric Connerly, Director of Research of RIM, are jointly responsible for the day-to-day management of the portion of the Fund’s portfolio that is managed by RIM. As of February 28, 2013, RIM had approximately $32 billion in assets under management.

RIM also provides investment advisory services to the Robeco Boston Partners Long Short Research Fund, a registered investment company with the same investment strategies as RIM’s portion of the Funds, and receives compensation from the Robeco Boston Partners Long Short Research Fund at an annual rate of 1.25% of that Fund’s average daily net assets. As of March 31, 2013, the Robeco Boston Partners Long Short Research Fund had approximately $789,311,083 in net assets. For the period September 1, 2011 through August 31, 2012, RIM waived approximately $57,012 in advisory fees with respect to the Robeco Boston Partners Long Short Research Fund.

The principal executive officers of RIM are: Mark E. Donovan, Co-Chief Executive Officer and Joseph F. Feeny, Jr., Co-Chief Executive Officer and Chief Investment Officer. The principal business address for each of the executive officers is 909 Third Avenue, 32nd Floor, New York, New York 10022.

Terms of Sub-Advisory Agreement

Each sub-advisory agreement will remain in effect for an initial two-year period. After the initial two-year period, each sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to the sub-advisory agreement or “interested persons” of Highland, the relevant sub-advisor or the Trust.

Each of the sub-advisory agreements may be terminated at any time without the payment of any penalty by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting shares of each Fund, or by the relevant sub-advisor or Highland, upon 60 days’ written notice to the other party. Additionally, the sub-advisory agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the advisory agreement between the Trust and Highland with respect to the Fund.

The sub-advisory agreements provide that neither Turner nor RIM shall be liable for any loss incurred by the Fund provided Turner and RIM have each acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. All sub-advisory fees are paid by Highland Associates and not a Fund. Because Highland pays each of Turner and RIM out of the fees received by Highland from a Fund, there is no “duplication” of advisory fees paid.

Payments to Affiliated Brokers

For the period December 30, 2011 (commencement of operations of the Fund) to April 30, 2013 (the end of the most recent fiscal year), the Fund did not pay any commissions to affiliated brokers.

General Information

The principal executive offices of the Trust are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Trust’s administrator is ALPS Fund Services, Inc. (“ALPS”). ALPS also serves as the Trust’s transfer agent. The Funds’ distributor is ALPS Distributors, Inc. (“ADI”). ALPS and ADI are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Funds’ custodian is Union Bank, N.A., which is located at 350 California Street, 6th Floor, San Francisco, California 94104. Counsel to the Trust and the Independent Trustees is Davis Graham & Stubbs LLP, which is located at 1550 17th Street, Suite 500, Denver, Colorado 80202.

Copies of the Funds’ most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Funds at Redmont Funds, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, by calling your financial consultant or at the Funds’ website www.redmontfunds.com.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of the Funds

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of April 30, 2013
Redmont Resolute Fund I
National Financial Services LLC 200 Liberty Street One World Financial Center New York, NY 10281	Class I	52.41%
Charles Schwab & Co. Inc. 101 Montgomery Street San Francisco, CA 94104	Class A	95.03%
Redmont Resolute Fund II
Baptist Health Systems 1225 North State Street Jackson, MS 39202	Class I	64.26%

As of April 30, 2013, none of the Trustees and officers of the Trust owned any shares of Redmont Resolute Fund I or Redmont Resolute Fund II.